Exhibit No. 21

Subsidiaries of Armstrong World Industries, Inc.

As of February 28, 2007

The following is a list of subsidiaries of Armstrong World Industries, Inc. as of the date hereof, omitting certain subsidiaries, which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

U.S. Subsidiaries	Jurisdiction of Incorporation
Armstrong Cork Finance Corporation LLC	Delaware
Armstrong Hardwood Flooring Company	Tennessee
Armstrong Realty Group, Inc.	Pennsylvania
Armstrong Ventures, Inc.	Delaware
Armstrong Wood Products, Inc.	Delaware
Armstrong World Industries (Delaware) LLC	Delaware
AWI Licensing Company	Delaware
HomerWood Hardwood Flooring Company	Delaware
Worthington Armstrong Venture (50% owned General Partnership)	Delaware

Non-U.S. Subsidiaries	Jurisdiction of Incorporation
Armstrong (U.K.) Investments	United Kingdom
Armstrong Architectural Products S.L.	Spain
Armstrong Building Products B.V.	Netherlands
Armstrong Building Products Company (Shanghai) Ltd.	PRC
(80% owned affiliate)
Armstrong Building Products G.m.b.H.	Germany
Armstrong DLW AG	Germany
Armstrong DLW Licensing GmbH	Germany
Armstrong Metal Ceilings Limited	United Kingdom
Armstrong Metalldecken AG	Switzerland
Armstrong Metalldecken GmbH	Austria
Armstrong Metalldecken Holdings AG	Switzerland
Armstrong World Industries (Australia) Pty. Ltd.	Australia
Armstrong World Industries AB	Sweden
Armstrong World Industries Canada Ltd.	Canada
Armstrong World Industries Holding G.m.b.H.	Germany
Armstrong World Industries Ltd.	United Kingdom
Desso Dendermonde N.V.	Belgium
Desso DLW Sports Systems	Belgium
Desso DLW Textil GmbH	Germany
Desso Waalwijk B.V.	Netherlands
Tapijtfabriek H. Desseaux N.V.	Netherlands